EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name of consolidated subsidiary or entity	State or other jurisdiction of incorporation or organization	Date of incorporation or formation (date of acquisition, if applicable)	Attributable Interest

Data443 Risk Mitigation, Inc.	North Carolina	07/12/2017	100%